                                                                     EXHIBIT 5.0


                                  August 25, 1999




Leisure Time Casinos & Resorts, Inc.
4258 Communications Drive
Norcross, Georgia  30093

Gentlemen:


         You have requested our opinion as to certain matters that relate to the issuance of the shares of $0.001 par value common stock ("Common Stock") of Leisure Time Casinos & Resorts, Inc. ("Company") that are described on the cover page of Amendment No. 3 to the Company's Registration Statement No. 333-77737 that is to be filed with the United States Securities and Exchange Commission.



         We have reviewed the Articles of Incorporation, as amended, of the Company, the minutes of the Board of Directors and of the shareholders of the Company and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that, assuming the shares of Common Stock are paid for as described in the Registration Statement, the shares of Common Stock being registered when issued, will be validly issued, fully paid and nonassessable.


         This opinion is limited to applicability of the Colorado Business Corporation Act and the common law of Colorado to the issuance of the shares of Common Stock. This opinion does not cover or in any way relate to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, any other state common law or any other federal law.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to you describing this firm as having issued this opinion in the prospectus that is a part of the Registration Statement.



                                     /s/ SMITH McCULLOUGH, P.C.